Exhibit 4.1

SECURITIES PURCHASE AGREEMENT

dated as of

April 22, 2005

between

THE NASDAQ STOCK MARKET, INC.

and

NORWAY ACQUISITION SPV, LLC

i

ii

Section 9.08. Successors and Assigns	25
Section 9.09. Headings	25
Section 9.10. Severability	25
Section 9.11. Specific Performance	25
Section 9.12. New York Law	25
Section 9.13. Counterparts; Effectiveness	25
Section 9.14. Entire Agreement	25
Section 9.15. Repurchase Option	26

SCHEDULES AND EXHIBITS

Schedule 3.06(b) – Repurchase Obligations
Schedule 3.09 – Description of Changes
Schedule 4.06 – Sponsor Commitments

Exhibit A – Charter Amendment
Exhibit B – Commitment Letters
Exhibit C – SLP Board Designee Letter
Exhibit D-1 – Opinion of Edward Knight, General Counsel
Exhibit D-2 – Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

iii

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”) dated as of April 22, 2005 among The Nasdaq Stock Market, Inc., a Delaware corporation (together with any successor entity thereto, the “Issuer”), and Norway Acquisition SPV, LLC, a Delaware limited liability company (the “Purchaser”).

WHEREAS, immediately following the execution of this Agreement, the Issuer is entering into an Agreement and Plan of Merger in the form previously provided to the Purchaser (as amended, supplemented or otherwise modified from time to time to the extent permitted by this Agreement, the “Merger Agreement”), among the Issuer, Norway Acquisition Corp., a Delaware corporation (“Merger Sub”), and Instinet Group Incorporated, a Delaware corporation (“Instinet”), providing for the merger (the “Merger”) of Merger Sub into Instinet; and

WHEREAS, in connection with the entry by the Issuer into the Merger Agreement, the Issuer has authorized the sale and issuance of $205,000,000 of its 3.75% Series A Convertible Notes due 2012 (the “Series A Notes” or the “Notes”) pursuant to an indenture in the form previously provided to the Purchaser (as amended, supplemented or otherwise modified from time to time, the “Indenture”), and the Issuer has authorized the issuance of warrants to acquire 2,209,052 shares of common stock (the “Common Stock”), par value $0.01 per share, of the Issuer, in the form previously provided to the Purchaser (as amended, supplemented or otherwise modified from time to time, the “Warrants”) (the Notes and the Warrants collectively referred to herein as the “Securities”); and

WHEREAS, in connection with the entry by the Issuer into the Merger Agreement, on the date hereof the Issuer is entering into a Note Amendment Agreement among the Issuer and the H&F Entities (as defined below) in the form previously provided to the Purchaser (as amended, supplemented or otherwise modified from time to time to the extent permitted by this Agreement, the “Note Amendment Agreement”), to amend the terms and conditions of the Issuer’s outstanding 4.0% Convertible Subordinated Notes due 2006 held by the H&F Entities to reflect the terms of the 3.75% Series B Convertible Notes due 2012 of the Issuer (the “Series B Notes”) pursuant to the Indenture and to issue the Series B Warrants to acquire 2,753,448 shares of Common Stock in the form previously provided to the Purchaser (as amended, supplemented or otherwise modified from time to time, the “Series B Warrants”) (the Series B Notes and the Series B Warrants collectively referred to herein as the “Series B Securities”); and

WHEREAS, in connection with the entry of the Purchaser into this Agreement, on the date hereof the Purchaser is obtaining a senior bridge loan (the “Bridge Loan”) from certain lenders pursuant to a Secured Term Loan Agreement among the Purchaser, Norway Holdings SPV, LLC, such lenders and JPMorgan Chase Bank, N.A., as administrative agent (“JPM”), in the form previously provided to the Issuer (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”); and

WHEREAS, in consideration of the Purchaser entering into this Agreement and purchasing the Securities, on the date hereof the Issuer is entering into a Guarantee Agreement among the Issuer, the Purchaser and JPM (as amended, supplemented or otherwise modified from time to time, the “Guarantee”), pursuant to which the Issuer is unconditionally guaranteeing the obligations of the Purchaser relating to the Bridge Loan; and

WHEREAS, in consideration of the Purchaser entering into this Agreement and purchasing the Securities, on the date hereof the Issuer is entering into a Blocked Account Control and Security Agreement in the form previously provided to the Purchaser (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”) between the Issuer and JPM, pursuant to which the Issuer will secure the Guarantee with a pledge of the Blocked Account Collateral (as defined in the Security Agreement); and

WHEREAS, the Purchaser desires to purchase the Securities, and the Issuer desires to issue and sell the Securities to the Purchaser, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing, (i) the Affiliates of the H&F Entities or the SLP Entities will not include any of the portfolio companies in which such Persons have investments and (ii) the Issuer will not be deemed to be an Affiliate of any of the H&F Entities or the SLP Entities.

“Authority” means any domestic (including federal, state or local) or foreign court, arbitrator, administrative, regulatory or other governmental department, agency, official, commission, tribunal, authority or instrumentality, non-government authority or Self-Regulatory Organization.

“Balance Sheet Date” means December 31, 2004.

“Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, director or consultant of the Issuer or its Subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Issuer or any of its Subsidiaries or (ii) the Issuer or any of its Subsidiaries has had or has any present or future liability.

“Board of Directors” means the board of directors of the Issuer.

“Charter Amendment” means an amendment to the Issuer’s restated certificate of incorporation, in the form attached hereto as Exhibit A with such changes as may be required by the Commission that are reasonably acceptable to the Issuer and the Purchaser, to grant certain voting rights in the Series A Notes and the Series B Notes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“DGCL” means the Delaware General Corporation Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“H&F Entities” means Hellman & Friedman Capital Partners IV, L.P., a California limited partnership, H&F Executive Fund IV, L.P., a California limited partnership, H&F International Partners IV-A, L.P., a California limited partnership and H&F International Partners IV-B, L.P., a California limited partnership, and any of their respective Affiliates.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means patents (and any renewals and extensions thereof), patent rights (and any applications therefor), rights of priority and other rights in inventions; trademarks, service marks, trade names and trade dress, and all registrations and applications therefor; copyrights and rights in mask works (and any applications or registrations for the foregoing, and all renewals and extensions thereof) and rights of authorship; industrial design rights, and all registrations and applications therefor; rights in data, collections of data and databases; rights in domain names and domain name reservations; and rights in trade secrets, proprietary information and know-how.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, any Person will be deemed to own subject to Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Material Adverse Effect” means a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Issuer and its Subsidiaries, taken as a whole.

“NASD” means the National Association of Securities Dealers, Inc. and its successors.

“Person” means an individual or a corporation, partnership, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means the preferred stock, par value $0.01 per share, of the Issuer.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, among the Issuer, the H&F Entities, the SLP Entities, Integral Capital Partners VI, L.P. and VAB Investors, LLC, in the form previously provided to the Purchaser, as amended, supplemented or otherwise modified from time to time.

“Regulation D” means Regulation D under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders Agreement” means the Amended and Restated Securityholders Agreement, dated as of the date hereof, among the Issuer, the Purchaser, the H&F Entities and the SLP Entities, as amended, supplemented or otherwise modified from time to time.

“Self-Regulatory Organization” means the NASD, any domestic or foreign securities exchange, commodities exchange, registered securities association, the Municipal Securities Rulemaking Board, National Futures Association, and any other board or body, whether United States or foreign, that regulates brokers, dealers, commodity pool operators, commodity trading advisors or future commission merchants.

“Series B Preferred Stock” means the Preferred Stock designated in the Certificate of Designations, Preferences and Rights of the Series B Preferred Stock dated as of March 8, 2002.

“Series C Cumulative Preferred Stock” means the Preferred Stock designated in the Certificate of Designations, Preferences and Rights of the Series C Cumulative Preferred Stock dated as of November 29, 2004.

“SLP Entities” means Silver Lake Partners TSA, L.P., a Delaware limited partnership, Silver Lake Investors, L.P., a Delaware limited partnership, Silver Lake Partners II TSA, L.P., a Delaware limited partnership and Silver Lake Technology Investors II, L.L.C., a Delaware limited liability company, Integral Capital Partners VI, L.P. and VAB Investors, LLC, and any of their respective Affiliates.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Tax Returns” means returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and will include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

“Taxes” means any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto) including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement, the Note Amendment Agreement, the Indenture, the Loan Agreement, the Security Agreement, the Guarantee, the Registration Rights Agreement and the Securityholders Agreement.

“VAB Acquisition” means the transactions contemplated by the VAB Agreement.

“VAB Agreement” means the Transaction Agreement in the form previously provided to the Issuer, as amended, supplemented or otherwise modified from time to time to the extent permitted by the Note Amendment Agreement, dated as of the date hereof, among the Issuer, Norway Acquisition Corp. and Iceland Acquisition Corp., providing for the acquisition of certain assets and liabilities by the Company from Newco.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Bridge Loan	Recitals
Common Stock	Recitals
Commitment Letters	3.10
Closing	2.03(a)
Closing Date	2.03(a)

Damages	9.04(a)
Financial Statements	3.08(b)
Fundamental Representation	9.03
GAAP	3.08(b)
Guarantee	Recitals
Holdings	4.06
Holdings Commitment	4.06
Indemnified Person	9.04(c)
Indemnifying Person	9.04(c)
Indenture	Recitals
Instinet	Recitals
Issuer	Preamble
Issuer Securities	3.06(b)
JPM	Recitals
Loan Agreement	Recitals
Merger	Recitals
Merger Agreement	Recitals
Merger Closing	5.01(a)
Merger Sub	Recitals
Merger Termination	5.01(a)
Notes	Recitals
Note Amendment Agreement	Recitals
Proceeds	2.03(b)
Purchaser	Preamble
SEC Reports	3.08(a)
Securities	Recitals
Security Agreement	Recitals
Series A Notes	Recitals
Series B Notes	Recitals
Series B Securities	Recitals
Series B Warrants	Recitals
SLP Board Designee	5.03
Sponsor Commitments	4.06
Subsidiary Securities	3.07(b)
Warrants	Recitals

ARTICLE II

PURCHASE AND SALE OF SECURITIES

Section 2.01. Commitment to Purchase. Upon the basis of the representations and warranties contained herein of the Purchaser, but subject to the terms and conditions hereinafter stated, the Issuer agrees to issue and sell to the Purchaser, and the Purchaser, upon the basis of the representations and warranties herein contained of the Issuer but subject to the terms and conditions hereinafter stated, agrees to purchase from the Issuer the Securities in the aggregate purchase price of $205,000,000.

Section 2.02. Restrictive Legends. The Notes purchased pursuant to the commitments set forth in Section 2.01, when issued, will bear a legend as set forth in the Indenture. The Warrants purchased pursuant to the commitments set forth in Section 2.01, when issued, will bear a legend as set forth in the form of Warrant.

Section 2.03. The Closing. (a) The purchase and sale of the Securities will take place at a closing (the “Closing”) at 9:00 a.m. New York City time at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York on the date hereof, or at such other time or location as the Issuer and the Purchaser may agree. The date and time of Closing are referred to herein as the “Closing Date”.

(b) At the Closing, the Purchaser will deliver to the Issuer, by wire transfer to the Blocked Account (as defined in the Security Agreement), an amount, in immediately available funds, equal to the aggregate purchase price (the “Proceeds”) of the Securities being purchased by the Purchaser.

(c) At the Closing, the Issuer will deliver to the Purchaser, against payment of the Purchaser’s purchase price pursuant to Section 2.03(b), one or more certificates in the denominations as the Purchaser may request evidencing the Securities in definitive form and registered in the name of the Purchaser.

Section 2.04. Use of Proceeds. The Proceeds will initially be placed into the Blocked Account (as defined in the Security Agreement) and pledged by the Issuer to JPM pursuant to the Security Agreement. Thereafter, the Proceeds will be used by the Issuer either (i) to finance the Merger or (ii) to redeem the Notes.

Section 2.05. Purchase Price Allocation. The Issuer and the Purchaser agree that for United States federal income tax purposes the aggregate issue price of the Notes and the Warrants is $200,520,750 and $4,479,250, respectively, and that such allocation of the purchase price shall be binding on all holders of the Notes and the Warrants.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE ISSUER

The Issuer represents and warrants to the Purchaser and its permitted assigns as follows:

Section 3.01. Corporate Existence and Power. The Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Issuer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.02. Corporate Authorization. (a) The execution, delivery and performance by the Issuer of this Agreement, the Notes, the Warrants and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby are within the Issuer’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Issuer.

(b) Each of this Agreement and the other Transaction Documents to which the Issuer is a party has been duly executed and delivered by the Issuer and assuming due authorization, execution and delivery by the other parties to such agreements constitutes a legal, valid and binding agreement of the Issuer enforceable against the Issuer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Each of the Notes and the Warrants will be duly executed and delivered by the Issuer and, when issued and delivered pursuant to this Agreement and, in the case of the Notes, the Indenture, will constitute legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) Each of the Notes and the Warrants will, when issued, be validly issued, free and clear of any Lien and free of any other restriction or limitation (including any restriction on the right to vote, sell or otherwise dispose of the Notes or the Warrants) except as provided under applicable securities laws or as set forth in the Security Agreement, the Indenture, the Registration Rights Agreement, the Securityholders Agreement or the Issuer’s restated certificate of incorporation and bylaws. The shares of Common Stock issuable upon conversion of the Notes or exercise of the Warrants will, when issued, be validly issued, fully paid and nonassessable, free and clear of any Lien and free of any other restriction or limitation (including any restriction on the right to vote, sell or otherwise dispose of such shares of Common Stock) except as provided under applicable securities laws or as set forth in the Indenture, the Registration Rights Agreement, the Securityholders Agreement or the Issuer’s restated certificate of incorporation and bylaws.

(e) The Issuer has received the consent of the holder of the Issuer’s Series C Cumulative Preferred Stock permitting (i) the incurrence by the Issuer and its Subsidiaries of the senior debt financing contemplated by the Commitment Letters (as defined below) and (ii) the issuance by the Issuer of the Securities hereunder and the Series B Securities pursuant to the Note Amendment Agreement.

(f) The Board of Directors has authorized the officers of the Issuer to seek approval of the Charter Amendment by the Commission and the stockholders of the Issuer.

Section 3.03. Governmental Authorization. The execution, delivery and performance by the Issuer of this Agreement, the Notes, the Warrants and the other Transaction

Documents and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Authority other than (i) compliance with any applicable requirements of the HSR Act; (ii) the Commission permitting the Charter Amendment to take effect under Section 19 of the Securities Act; and (iii) such other actions or filings which have been taken or made prior to the date hereof.

Section 3.04. Noncontravention. The execution, delivery and performance by the Issuer of this Agreement, the Notes, the Warrants and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of the Issuer or any of its Subsidiaries; (ii) assuming compliance with the matters referred to in Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree; (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Issuer or any of its Subsidiaries or to a loss of any benefit to which the Issuer or any of its Subsidiaries is entitled under any provision of any material agreement or other instrument binding upon the Issuer or any of its Subsidiaries; or (iv) result in the creation or imposition of any Lien on any asset of the Issuer or any of its Subsidiaries except in the cases of clauses (ii), (iii) and (iv) above for such conflicts, breaches, violations or defaults that would not have a Material Adverse Effect.

Section 3.05. Section 203 of the DGCL. Prior to the execution of this Agreement, the Board of Directors has taken all action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement, the Transactions and/or the distribution by the Purchaser of the Notes and the Warrants to the H&F Entities and the SLP Entities without any further action on the part of the stockholders of the Issuer or the Board of Directors. To the Issuer’s knowledge, no other state takeover statute is applicable to the Transactions.

Section 3.06. Capitalization. (a) The authorized capital stock of the Issuer consists of (i) 300,000,000 shares of Common Stock and (ii) 30,000,000 shares of Preferred Stock. As of March 31, 2005, there were (i) 79,453,556 shares of Common Stock outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights; (ii) one share of Series B Preferred Stock authorized and outstanding; (iii) 1,338,402 shares of Series C Cumulative Preferred Stock authorized and outstanding; (iv) 12,000,000 shares of Common Stock reserved for issuance pursuant to the H&F Entities’ 4.0% Convertible Subordinated Notes due 2006; (v) 26,500,000 shares of Common Stock reserved for issuance pursuant to the Issuer’s equity incentive plan and employee stock purchase plan; and (vi) 16,442,817 shares of Common Stock (including shares underlying options to purchase shares of Common Stock) granted under the Issuer’s equity incentive plan.

(b) Except as set forth in Section 3.06(a) and as contemplated by this Agreement, there are no outstanding (i) shares of capital stock or voting securities of the Issuer, (ii) securities of the Issuer convertible into or exchangeable for shares of capital stock or voting securities of the Issuer or (iii) options or other rights to acquire from the Issuer, or any other obligation of the Issuer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Issuer (the items in clauses 3.06(b)(i), 3.06(b)(ii) and 3.06(b)(iii) being referred to collectively as the “Issuer Securities”). Except as set forth in Schedule 3.06(b), there are no outstanding obligations of the Issuer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Issuer Securities.

Section 3.07. Subsidiaries. (a) Each Subsidiary of the Issuer is a corporation duly incorporated, validly existing and in good standing (to the extent the jurisdiction recognizes the concept) under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each Subsidiary of the Issuer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Except as disclosed in the SEC Reports (as defined below), all of the outstanding capital stock or other equity securities of each Subsidiary of the Issuer (except for any directors’ qualifying shares) is owned by the Issuer, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities). There are no outstanding (i) securities of the Issuer or any Subsidiary of the Issuer convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary of the Issuer or (ii) options or other rights to acquire from the Issuer or any Subsidiary of the Issuer, or other obligation of the Issuer or any Subsidiary of the Issuer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary of the Issuer (the items in clauses 3.07(b)(i) and 3.07(b)(ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Issuer or any Subsidiary of the Issuer to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

(c) Except as set forth in the SEC Reports, the Issuer has no ownership interest or other investment convertible into or exchangeable for an ownership interest in any Person.

Section 3.08. SEC Reports; Financial Statements. (a) The Issuer has timely filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the Commission since January 1, 2003 (collectively, the “SEC Reports”). No Subsidiary of the Issuer is required to file any form, report, registration statement, prospectus or other document with the Commission. The information contained or incorporated by reference in the SEC Reports was true and correct in all material respects as of the respective dates of the filing thereof with the Commission (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing); and, as of such respective dates, the SEC Reports did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the SEC Reports, as of their respective dates, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(b) The audited financial statements (the “Financial Statements”) of the Issuer included in the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2004,

together with the related notes and schedules, present fairly in all material respects the consolidated financial position of the Issuer and its Subsidiaries and the results of its operations and cash flows for the periods specified and have been prepared in compliance with the Exchange Act and in accordance with generally accepted accounting principles applied on a consistent basis (“GAAP”) during the periods involved.

(c) Except for liabilities (i) set forth or reflected in the Financial Statements (or referred to in the notes thereto) or (ii) incurred in the ordinary course of business consistent with past practice, since the Balance Sheet Date, neither the Issuer nor any of its Subsidiaries has (x) any liabilities of a nature required to be set forth or reflected in a balance sheet prepared in accordance with GAAP or (y) any other material liabilities.

(d) Since January 1, 2003, the Issuer’s principal executive officer and its principal financial officer have (x) devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP, and has evaluated such system on a quarterly basis and concluded that it is effective and (y) disclosed to the Issuer’s management, auditors and the audit committee of the Board of Directors (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Issuer’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Issuer and the Issuer has provided to the Purchaser copies of any written materials relating to the foregoing. The Issuer has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Issuer and its Subsidiaries required to be included in the Issuer’s periodic reports under the Exchange Act, is made known to the Issuer’s principal executive officer and its principal financial officer by others within those entities, and, to the knowledge of the Issuer, such disclosure controls and procedures are effective in timely alerting the Issuer’s principal executive officer and its principal financial officer to such material information required to be included in the Issuer’s periodic reports required under the Exchange Act. Except as disclosed in the SEC Reports, there are no outstanding loans made by the Issuer or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Issuer. Since the enactment of the Sarbanes-Oxley Act of 2002, neither the Issuer nor any of its Subsidiaries has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Issuer or any of its Subsidiaries.

Section 3.09. Absence of Certain Changes. Except as set forth in the SEC Reports or on Schedule 3.09 and for the transactions contemplated by this Agreement, the Note Amendment Agreement, the Merger Agreement, the VAB Agreement, the Guarantee and the Commitment Letters (as defined below), (i) since the Balance Sheet Date, the business of the Issuer and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices and (ii) there has not been:

(a) any event, occurrence or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Issuer, or any repurchase, redemption or other acquisition by the Issuer or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Issuer or any of its Subsidiaries;

(c) any incurrence, assumption or guarantee by the Issuer or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices; or

(d) any change in any method of accounting or accounting practice by the Issuer or any of its Subsidiaries except for any such change after the date hereof required by reason of a concurrent change in GAAP.

Section 3.10. Commitment Letters. On the date hereof, the Issuer has entered into the Commitment Letters in the form previously provided to the Purchaser (as amended, supplemented or otherwise modified from time to time to the extent permitted by this Agreement, the “Commitment Letters”) with JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc. and Merrill Lynch Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated to provide senior financing in connection with the Merger. The Issuer’s entry into and execution of each of the Commitment Letters was duly authorized by all necessary corporate action on the part of the Issuer.

Section 3.11. Legal Proceedings; Violations of Law. There is no claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative pending against or, to the Issuer’s knowledge, threatened against or affecting, the Issuer, its Subsidiaries or any of their respective properties before any Authority which has had or would reasonably be expected to have a Material Adverse Effect. Neither the Issuer nor its Subsidiaries is in violation of, and the Issuer and its Subsidiaries have not received any notices of violations with respect to, any laws, statutes, ordinances, rules or regulations of any Authority, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.12. Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Issuer and its Subsidiaries own, or possess sufficient rights to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (ii) to the knowledge of the Issuer, the use by the Issuer and its Subsidiaries of any Intellectual Property used in the conduct of the Issuer’s and its Subsidiaries’ businesses as currently conducted does not infringe on or otherwise violate the rights of any Person; (iii) the use of any licensed Intellectual Property by the Issuer or its Subsidiaries is in accordance with applicable licenses pursuant to which the Issuer or such Subsidiary acquired the right to use such Intellectual Property; and (iv) to the knowledge of the Issuer, no Person is challenging, infringing on or otherwise violating any right of the Issuer or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Issuer or its Subsidiaries.

Section 3.13. Employee Benefits. With respect to each Benefit Plan, no material liability has been incurred and no condition or circumstances exist that would subject the Issuer or its Subsidiaries to any material tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations. The Issuer and its Subsidiaries are in compliance with all federal, state, local and foreign requirements regarding employment, except for any failures to comply that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. As of the date hereof, there is no material labor dispute, strike or work stoppage against the Issuer or any of its Subsidiaries pending or, to the knowledge of the Issuer, threatened which may interfere with the business activities of the Issuer or any of its Subsidiaries, except where such dispute, strike or work stoppage is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Neither the Issuer nor any of its Subsidiaries has any material collective bargaining agreements relating to its employees. There is no material labor union organizing activity pending or, to the knowledge of the Issuer, threatened with respect to the Issuer or any of its Subsidiaries.

Section 3.14. Taxes. Except as would not reasonably be expected to have a Material Adverse Effect: (a) all Tax Returns required to be filed by, or on behalf of, Issuer or any of its Subsidiaries have been timely filed, or will be timely filed, in accordance with all applicable laws, and all such Tax Returns are, or will be at the time of filing, complete and correct in all material respects; (b) the Issuer and each of its Subsidiaries has timely paid (or has had paid on its behalf) in full all Taxes due and payable (whether or not shown on such Tax Returns), or, where payment is not yet due, has made adequate provision for all Taxes in the Financial Statements of the Issuer in accordance with GAAP; and (c) there are no Liens with respect to Taxes upon any of the assets or properties of either Issuer or its Subsidiaries, other than with respect to Taxes not yet due and payable.

Section 3.15. No Brokers or Finders. Except for Thomas Weisel Partners LLC, the fees and expenses which will be paid by the Issuer, neither the Issuer nor its Subsidiaries has incurred, or will incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Notes or the Warrants.

Section 3.16. Issuer is Not an “Investment Company”. The Issuer has been advised of the rules and requirements under the Investment Company Act of 1940, as amended. The Issuer is not, and immediately after receipt of payment for the Securities will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.17. General Solicitation; No Integration. Neither the Issuer nor any other person or entity authorized by the Issuer to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Securities. The Issuer has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Securities sold pursuant to this Agreement.

Section 3.18. Issuer Representations in the Merger Agreement. Each of the representations and warranties of the Issuer contained in the Merger Agreement is true and correct in all material respects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Issuer as follows:

Section 4.01. Private Placement. (a) The Purchaser understands that the offering and sale of the Securities is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act.

(b) The Securities to be acquired by the Purchaser pursuant to this Agreement are being acquired for its own account and without a view to the resale or distribution of such Securities or any interest therein other than in a transaction exempt from registration under the Securities Act.

(c) The Purchaser is an “accredited investor” as such term is defined in Regulation D.

(d) The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities and the Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Securities.

(e) The Purchaser has been given the opportunity to ask questions of, and receive answers from, the Issuer concerning the terms and conditions of the Securities and other related matters. The Purchaser further represents and warrants that the Issuer has made available to the Purchaser or its agents all documents and information relating to an investment in the Securities requested by or on behalf of the Purchaser. In evaluating the suitability of an investment in the Securities, the Purchaser has not relied upon any other representations or other information (whether oral or written) made by or on behalf of the Issuer other than as set forth in this Agreement.

Section 4.02. Corporate Existence and Power. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all limited liability company power to carry on its business as now conducted.

Section 4.03. Authority; No Other Action. (a) The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Purchaser is a party are within the Purchaser’s powers and have been duly authorized on its part by all requisite limited liability company action and assuming due authorization, execution and delivery by the other parties to such agreements, each agreement constitutes a legal, valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) No action by or in respect of, or filing with, any Authority is required for the execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party other than compliance with the applicable requirements of the HSR Act.

Section 4.04. Noncontravention. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the organizational documents of the Purchaser; (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree; or (iii) require any consent or other action by any other Person.

Section 4.05. Limited Purpose of the Purchaser. The Purchaser is a newly-formed special purpose entity which has been formed solely for the purposes of this Agreement, the Notes, the Warrants and the other Transaction Documents to which it is a party. The Purchaser is not a party to any agreements other than this Agreement, the Notes, the Warrants and the other Transaction Documents to which it is a party and has not conducted any activities other than in connection with the organization of the Purchaser, the negotiation and execution of this Agreement, the Notes, the Warrants and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

Section 4.06. Sponsor Commitments. As of the date hereof, the Purchaser has entered into a Subscription Agreement with Norway Holdings SPV, LLC (“Holdings”) in the form previously provided to the Issuer (the “Holdings Commitment”) and Holdings has entered into a Subscription Agreement with the H&F Entities set forth on Schedule 4.06 and the SLP Entities set forth on Schedule 4.06 in the form previously provided to the Issuer (collectively with the Holdings Commitments, the “Sponsor Commitments”).

Section 4.07. Binding Effect. Each of this Agreement and the other Transaction Documents to which the Purchaser is a party has been duly executed by the Purchaser and constitutes a legal, valid and binding agreement of the Purchaser.

Section 4.08. No Brokers or Finders. The Purchaser has not incurred, and will not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Transactions.

ARTICLE V

COVENANTS OF THE ISSUER

The Issuer agrees with the Purchaser that:

Section 5.01. Notices of Certain Events. (a) From the date hereof until the earlier of (i) the Closing Date (as defined in the Merger Agreement, the “Merger Closing”) and (ii) the Termination Date (as defined in the Merger Agreement, the “Merger Termination”), the Issuer will promptly notify the Purchaser of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement; and

(iii) any claims, actions, suits, proceedings or investigations, whether civil, criminal, administrative, regulatory or investigative, commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Issuer or any of its Subsidiaries or that relate to the transactions contemplated by this Agreement, the other Transaction Documents, the Merger Agreement and/or the VAB Agreement that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have a Material Adverse Effect.

(b) At least twelve (12) business days prior to the Merger Closing, the Issuer will provide the Purchaser with written notice specifying the Closing Date (as defined in the Merger Agreement).

Section 5.02. Voting Rights; Charter Amendment. As soon as practicable, but in no event earlier than three (3) months after the date hereof, the Issuer will take all action necessary in accordance with its restated certificate of incorporation, bylaws and applicable law and regulation to convene a meeting of the stockholders of the Issuer for the purpose of approving the Charter Amendment. The Issuer will use its reasonable best efforts to obtain from its stockholders a vote approving the Charter Amendment, and the Board of Directors will recommend that the stockholders of the Issuer approve the Charter Amendment.

Section 5.03. SLP Board Designee. On the Closing Date, the Issuer will expand its Board of Directors by one member and Silver Lake Partners II TSA, L.P. will have the right to designate one nominee (the “SLP Board Designee”) to the Board of Directors, who will be reasonably acceptable to the Issuer (it being acknowledged that Glenn H. Hutchins is reasonably acceptable to the Issuer). The Company will cause the SLP Board Designee to become a member of the Board of Directors on the Closing Date, subject to the execution of a letter by the SLP Board Designee in the form attached hereto as Exhibit C.

Section 5.04. Guarantee and Block Account. Prior to the Closing, the Issuer will execute the Guarantee and the Security Agreement. Simultaneous with the Closing, the Issuer will deposit, or cause to be deposited, the Blocked Account Collateral (as defined in the Security Agreement) in the Blocked Account (as defined in the Security Agreement).

Section 5.05. Compliance with Merger Agreement. The Issuer will comply in all material respects with all of its obligations under the Merger Agreement and, subject to the terms of the Merger Agreement and this Agreement, will use its reasonable best efforts to consummate the Merger and the other transactions contemplated thereby. The Issuer will not amend, supplement or otherwise modify, grant a consent under or waive any provision of the Merger Agreement without obtaining the prior written consent of the

Purchaser, which consent shall not be unreasonably withheld or delayed. Without the prior written consent of the Purchaser, which shall not be unreasonably withheld or delayed, the Issuer will not consummate the Merger unless all of the Issuer’s conditions to closing the Merger under the Merger Agreement have been satisfied without waiver.

Section 5.06. Senior Financing. The Issuer will comply in all material respects with all of its obligations under the Commitment Letters. Without the prior written consent of the Purchaser, the Issuer will not amend, supplement or otherwise modify or waive any provision of the Commitment Letters (other than pursuant to any market flex provisions of the fee letter thereto) in any manner that is materially adverse to the Issuer (including any modifications of the economic or other terms of the senior secured debt contemplated thereby that is materially adverse to the Issuer). The Issuer will finance the Merger solely with the proceeds of the issuance of the Securities pursuant to this Agreement and the incurrence of senior secured indebtedness in an amount not to exceed that contemplated by the Commitment Letters and having economic and other terms that are not materially less favorable to the Issuer than those contemplated by the Commitment Letters.

Section 5.07. Note Amendment Agreement. The Issuer will not amend, supplement or otherwise modify or waive any provision of the Note Amendment Agreement without obtaining the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.

ARTICLE VI

COVENANTS OF THE PURCHASER

The Purchaser agrees with the Issuer that:

Section 6.01. Confidentiality. The Purchaser and its Affiliates will hold, and will use their reasonable best efforts to cause their respective officers, directors, members, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Issuer or any of its Subsidiaries furnished to the Purchaser or its Affiliates in connection with this Agreement or the Transactions, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by the Purchaser, (ii) in the public domain through no fault of the Purchaser or (iii) acquired by the Purchaser from sources other than the Issuer or any of its Subsidiaries which sources, to the Purchaser’s knowledge, lawfully acquired such information; provided that the Purchaser may disclose such information to its officers, directors, members, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by the Purchaser of the confidential nature of such information and are directed by the Purchaser to treat such information confidentially. The Purchaser will be responsible for the breach by any such Persons of this Section 6.01. If this Agreement is terminated, the Purchaser and its Affiliates will cause, and will use their reasonable best efforts to cause, each of their respective officers, directors, members, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Issuer, upon request, all documents and other materials, and all copies thereof, obtained by the Purchaser or its Affiliates or on their behalf from the Issuer or any of its Subsidiaries in connection with this Agreement that are subject to such confidence; provided, that the obligation to destroy or deliver to the Issuer shall not apply to the extent otherwise required by (A) any law or regulation, (B) any internal document retention policy or procedure or (C) any internal policy or procedure relating to the backup storage of electronic data, provided that the confidentiality obligations under this Section 6.01 will continue to apply to any information retained accordingly.

Section 6.02. Limited Operations of the Purchaser. From the date hereof until the repayment in full of the Bridge Loan, the Purchaser will not enter into any transactions or agreements or engage in any activities other than those directly related to the transactions contemplated by this Agreement, the Notes, the Warrants and the other Transaction Documents.

Section 6.03. Sponsor Commitments. The Purchaser will not amend, supplement or otherwise modify or waive any provision of the Sponsor Commitments without obtaining the prior written consent of the Issuer.

Section 6.04. Guarantee Reimbursement; No Subrogation.

(a) The Purchaser will promptly reimburse the Issuer on demand for any payments made by the Issuer to JPM pursuant to and in accordance with the terms of the Guarantee or the Security Agreement on or after the principal amount of the Bridge Loan becoming due on a day other than the Series A Redemption Date (as defined in the Indenture) in respect of (a) the principal amount of the Bridge Loan and (b) any interest accruing on the Bridge Loan after the principal amount of the Bridge Loan becomes due, provided that the Purchaser will not be obligated to reimburse the Issuer under this Section 6.04(a) if the Bridge Loan becomes due as a result of (x) Issuer’s breach of its obligations under the Transaction Documents or any related agreement or (y) an event of default relating to the Issuer or any of its Subsidiaries.

(b) Notwithstanding anything to the contrary in the Guarantee or the Security Agreement, if the Issuer makes any payment to JPM pursuant to and in accordance with the terms of the Guarantee or the Security Agreement (including any payment from the Blocked Account (as defined in the Security Agreement)), the Issuer hereby irrevocably waives any and all rights against the Purchaser or Holdings arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise; provided that such waiver shall not apply if the Purchaser is otherwise required to reimburse the Issuer pursuant to Section 6.04(a).

ARTICLE VII

COVENANTS OF THE ISSUER AND THE PURCHASER

The Issuer and the Purchaser agree that:

Section 7.01. Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, the Issuer and the Purchaser will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the Transactions. The Issuer and the Purchaser agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously this Agreement or the Transactions.

Section 7.02. Certain Filings. (a) The Issuers and the Purchaser will cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) The Issuer and the Purchaser acknowledge and agree that one or more filings under the HSR Act will be necessary in connection with the issuance of Common Stock upon conversion or exercise of the Securities and/or the adoption of the Charter Amendment. Promptly upon the request of the Issuer or any holder of the Securities, to the extent a filing is required under the HSR Act in connection with a proposed conversion of the Notes or exercise of the Warrants by such holder or the Issuer, the Issuer and each Holder of such securities (or its ultimate parent entity) will file with the proper authorities all forms and other documents necessary to be filed pursuant to the HSR Act, and the regulations promulgated thereunder, in connection with the issuance of Common Stock upon conversion of the Notes or exercise of the Warrants and/or the adoption of the Charter Amendment and will cooperate with each other in promptly producing such additional information as those authorities may reasonably require to allow early termination of the notice period provided by the HSR Act or as otherwise necessary to comply with statutory requirements of the Federal Trade Commission or the Department of Justice. The Issuer will pay all filing fees associated with the filing of the HSR Act notifications on behalf of itself, the Purchaser and any H&F Entities or SLP Entities.

Section 7.03. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by applicable law or any listing agreement with any national securities exchange or The Nasdaq Stock Market, will not issue any such press release or make any such public statement prior to such consultation.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING

Section 8.01. Conditions to Each Party’s Obligations. The obligations of each party hereto to consummate the transactions contemplated by Article II to occur at the Closing are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a) The purchase and sale of the Securities will not be prohibited by any applicable law, court order or governmental regulation; and

(b) The Merger Agreement and the VAB Agreement will have been entered into by the parties thereto.

Section 8.02. Conditions to the Purchaser’s Obligations. The obligation of the Purchaser to purchase the Securities to be purchased by it hereunder is subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a) The Purchaser will have received duly executed certificates representing the Securities being purchased by the Purchaser hereunder against payment for Securities in accordance with Article II;

(b) The Purchaser will have received all documents reasonably requested by it relating to the existence of the Issuer, the corporate authority for entering into, and the validity of, this Agreement, the Notes, the Warrants and the other Transaction Documents, all in form and substance reasonably satisfactory to it;

(c) The SLP Board Designee will have been appointed to the Board of Directors effective as of the Closing;

(d) The Purchaser will have received from (i) Edward Knight, Esq., the Issuer’s general counsel, an opinion in the form attached hereto as Exhibit D-1 and (ii) Skadden, Arps, Slate, Meagher & Flom LLP, the Issuer’s counsel, an opinion in the form attached hereto as Exhibit D-2; and

(e) Each of the Transaction Documents to which the Issuer is a party will have been executed by the Issuer with a copy thereof delivered to the Purchaser.

Section 8.03. Conditions to Issuer’s Obligations. The obligations of the Issuer to issue and sell the Securities to the Purchaser pursuant to this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following condition:

(a) The Issuer will have received all documents reasonably requested by it relating to the existence of the Purchaser, the authority for entering into, and the validity of this Agreement and the Transaction Documents, all in form and substance reasonably satisfactory to it.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Notices. All notices, requests and other communications to any party hereunder will be in writing (including telecopier or similar writing) and will be given to the Issuer at The Nasdaq Stock Market, 9513 Key West Avenue, Rockville, MD 20850,

Attention: John Zecca, Fax: (301) 978-5296 and to the Purchaser care of both Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, CA 94111, Attention: Patrick Healy and Erik Ragatz, Fax: (415) 788-0176 and Silver Lake Partners, 2725 Sand Hill Road, Menlo Park, CA 94025, Attention: Alan Austin, Fax: (650) 233-8125, or such other address or telecopier number as such party may hereinafter specify for the purpose to the party giving such notice. Each such notice, request or other communication will be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified pursuant to this Section 9.01 and confirmation of receipt is received or, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or, (iii) if given by any other means, when delivered at the address specified in this Section 9.01.

Section 9.02. No Waivers; Amendments. (a) No failure or delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and signed by all parties hereto.

Section 9.03. Survival of Provisions. The representations and warranties contained in this Agreement will survive and remain in full force and effect in accordance with their terms until the date which is three months after the date on which the Issuer delivers to the Purchaser full audited financial statements of the Issuer and its Subsidiaries for fiscal year 2006; provided that the representations and warranties contained in Sections 3.01, 3.02, 3.05, 3.06, 3.16 and 3.17 and Sections 4.01, 4.02, 4.03, 4.05 and 4.07 (each, a “Fundamental Representation”) will survive indefinitely. Notwithstanding the foregoing, an indemnification claim brought pursuant to Section 9.04 with respect to a breach of a representation or warranty will not be precluded hereby if the claim is initiated in accordance with Section 9.04(c) prior to the expiration of the respective survival period described in the preceding sentence.

Section 9.04. Indemnification. (a) The Issuer hereby agrees to indemnify and hold harmless the Purchaser, the H&F Entities and the SLP Entities, any Person controlling the Purchaser, H&F Entity or the SLP Entity, and their respective directors, members, officers, agents and employees from and against any losses, claims, damages, expenses and liabilities (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any investigation, action, suit or proceeding) (“Damages”) to which such person may become subject as the result of (i) any breach of any representation or warranty contained in Article 3; (ii) any breach of any covenant made or to be performed on the part of the Issuer under this Agreement, the Notes, the Warrants, the Indenture, the Registration Rights Agreement or the Securityholders Agreement; or (iii) any third-party action, claim or proceeding directly resulting from the matters or transactions which are the subject of or contemplated by this Agreement, the Merger Agreement, the Notes, the Warrants and/or any of the other Transaction Documents or any use made or proposed to be made by the Issuer of the proceeds from the sale of the Securities, and the Issuer will reimburse any such person for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred by any such person in connection with any such breach of representation, warranty or covenant or investigating, preparing or defending any such action or proceeding, pending or threatened, whether or not such person is a party thereto; provided that with respect to indemnification or reimbursement by the Issuer pursuant to this Section 9.04, (x) in the case of any indemnification pursuant to clause (i) other than in respect of a Fundamental Representation (which will not be subject to the limits of this clause (x)), the Issuer will not be liable unless the aggregate amount of Damages exceeds $855,000, and the Issuer will only be liable for Damages in excess of such amount, and (y) the Issuer’s maximum liability to the Purchaser will not exceed the purchase price of the Securities paid by the Purchaser. Notwithstanding anything herein to the contrary, the Issuer will not be required to indemnify any SLP Entity under clause (i) (but only with respect to the representation made in Section 3.18) and clause (iii) of this Section 9.04(a) to the extent that the claim for indemnity is based on events, actions or failure by an SLP Entity to take action which has given rise to a claim by the Issuer under the Merger Agreement or the related Transactions against any SLP Entity and that has been successfully asserted by the Issuer to final judgment.

(b) The Purchaser hereby agrees to indemnify, defend and hold harmless the Issuer, its Affiliates, any Person controlling the Issuer or its Affiliates, and their respective directors, members, officers, agents and employees from and against any Damages to which such person may become subject as a result of (i) any breach of any representation or warranty of the Purchaser contained in Article IV; or (ii) any breach of any covenant made or to be performed on the part of the Purchaser under this Agreement and/or the other Transaction Documents, and the Purchaser will reimburse any such person for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred by any such person in connection with any such breach of representation, warranty or covenant or investigating, preparing or defending any such action or proceeding, pending or threatened, whether or not such person is a party thereto; provided that with respect to indemnification or reimbursement by the Purchaser pursuant to this Section 9.04, (x) in the case of any indemnification pursuant to clause (i) other than in respect of a Fundamental Representation (which will not be subject to the limits of this clause (x)), the Purchaser will not be liable unless the aggregate amount of Damages exceeds $855,000, and the Purchaser will only be liable for Damages in excess of such amount, and (y) the Purchaser’s maximum liability will not exceed the aggregate purchase price of the Securities.

(c) Promptly after receipt by any person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section 9.04(a) or (b), such Indemnified Person will give notice thereof to the person against whom such indemnity may be sought (the “Indemnifying Person”). Notwithstanding the foregoing, the failure so to give prompt notice to such person will not relieve such Indemnifying Person from liability, except to the extent such failure or delay materially prejudices such Indemnifying Person. The Indemnifying Person will be entitled to participate in any such action and to assume the defense thereof, at the Indemnifying Person’s expense and with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to such Indemnified Person of its election so to assume the defense thereof, the Indemnified Person will have the right to participate in such action and to retain its own counsel, but the Indemnifying Person will not be liable to such Indemnified Person hereunder for any legal expenses of other counsel or any other expenses, in each case, subsequently incurred by such Indemnified Person, in connection with the defense thereof other than reasonable costs of investigation, unless (i) the Indemnifying Person has agreed to pay such fees and expenses, (ii) the Indemnifying Person will have failed to employ counsel reasonably satisfactory to the Indemnified Person in a timely manner or (iii) the Indemnified Person will have been advised by outside counsel that representation of the Indemnified Person by counsel provided by the Indemnifying Person pursuant to the foregoing would be inappropriate due to an actual or potential conflicting interest between the Indemnifying Person and the Indemnified Person, including situations in which there are one or more legal defenses available to the Indemnified Person that are different from or additional to those available to the Indemnifying Person; provided however, that the Indemnifying Person will not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one firm of attorneys at one time for any Indemnified Person and its Affiliates.

(d) Except in the case of fraud, or with respect to matters for which the remedy of specific performance or injunctive relief or other equitable remedies are appropriate or available, the respective rights to indemnification as provided for in this Section 9.04, will constitute each party’s sole remedy and no party will have any other liability or damages to the other party; provided, however, that nothing contained herein will prevent the Indemnified Person from pursuing remedies as may be available to such party under applicable law in the event of an Indemnifying Person’s failure to comply with its indemnification obligations hereunder.

Section 9.05. Fees and Expenses. (a) At the earlier of the Merger Closing or the termination of the Merger Agreement, the Issuer will reimburse each of the H&F Entities and the SLP Entities for their reasonable documented out-of-pocket fees and expenses incurred by the H&F Entities and the SLP Entities in connection with this Agreement, the other Transactions, the Merger and the VAB Acquisition (excluding out-of-pocket fees and expenses relating to the Bridge Loan) up to a total of (i) $4,000,000 in the aggregate for all the H&F Entities and the SLP Entities if the Merger is consummated or (ii) $2,000,000 in the aggregate for all the H&F Entities and the SLP Entities if the Merger is not consummated, including without limitation, in each case, the fees, disbursements and expenses of counsel, accountants, financial advisors, bankers, consultants and other experts retained by the H&F Entities and the SLP Entities in connection therewith. As a condition to such reimbursement, the H&F Entities and the SLP Entities must provide invoices and receipts or other reasonable evidence of having incurred said expenses. To the extent the fees and expenses covered by this Section 9.05 are paid in accordance with Section 9.05 of the Note Amendment Agreement, the Issuer shall not be obligated to pay such fees and expenses under this Section 9.05.

(b) At the earlier of the Merger Closing or the termination of the Merger Agreement, the Issuer will reimburse the Purchaser for the reasonable documented out-of-pocket fees and expenses incurred by the Purchaser (except to the extent that such payments are made out of the Blocked Account Collateral (as defined in the Security Agreement)) in connection with the Bridge Loan as well as the amount equal to the sum of (if positive) (i) the aggregate amount of interest payable in respect of the Bridge Loan minus (ii) the aggregate amount of interest paid in respect of the Series A Notes. In addition, the Issuer agrees as promptly as possible to pay to the Purchaser the amount of any payments required to be made by Purchaser under Section 2.08, 2.09, 2.10, 2.15 or 8.5 (except for any indemnification obligation arising out of a breach by Purchaser that does not relate to Issuer’s breach of any of its obligations) of the Loan Agreement except to the extent that such payments are made out of the Blocked Account Collateral (as defined in the Security Agreement).

Section 9.06. Documentary Taxes. The Issuer will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the execution and delivery of this Agreement and/or the other Transaction Documents, the issuance or delivery of the Notes and the Warrants and the issuance or delivery of the shares of Common Stock on conversion of the Notes or the exercise of the Warrants; provided, that the Issuer shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Notes to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Issuer the amount of any such tax or has established, to the satisfaction of the Issuer, that such tax has been paid.

Section 9.07. Termination. (a) This Agreement may be terminated at any time prior to the Closing:

(i) by mutual written agreement of the Issuer and the Purchaser;

(ii) by the Issuer or the Purchaser if the Closing will not have been consummated on or before April 22, 2005;

(iii) by the Issuer or the Purchaser if there will be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

(iv) by the Issuer or the Purchaser, if there has been a material misrepresentation, breach of warranty or breach of covenant or other obligation hereunder on the part of the Purchaser (in the case of termination by the Issuer) or the Issuer (in the case of termination by the Purchaser); or if any condition to such party’s obligations hereunder becomes incapable of fulfillment through no fault of such party; or

(v) by the Issuer or the Purchaser, if the Merger Agreement is terminated for any reason.

The party desiring to terminate this Agreement pursuant to Sections 9.07(a)(ii), (iii), (iv) or (v) will give notice of such termination to the other parties.

(b) If this Agreement is terminated as permitted by Section 9.07(a), such termination will be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination will result from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of the other parties, (ii) failure to perform a covenant of this Agreement or (iii) breach by any party hereto of any representation or warranty or agreement contained herein, such party will be liable for damages incurred or suffered by the other party as a result of such failure or breach.

Section 9.08. Successors and Assigns. The Issuer may not assign any of its rights and obligations hereunder without the prior written consent of the Purchaser. The Purchaser may not assign any of its rights and obligations hereunder without the prior written consent of the Issuer, except to the H&F Entities or the SLP Entities; provided, however, that the H&F Entities, the SLP Entities or their respective Affiliate assignees shall be required to agree in writing, reasonably satisfactory to the Issuer, to be bound by the terms of this Agreement. This Agreement will be binding upon the Issuer and the Purchaser and their respective successors and assigns. Neither this Agreement nor any provision hereof will be construed so as to confer any right or benefit upon any Person other than parties to this Agreement, the H&F Entities and the SLP Entities and their respective successors and assigns. The Issuer and the Purchaser expressly intend and agree that the H&F Entities and the SLP Entities and their respective successors and assigns are intended third party beneficiaries of all representations, warranties, covenants and agreements in favor of the Purchaser and shall be entitled to enforce all of the provisions of this Agreement.

Section 9.09. Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

Section 9.10. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder will be enforceable to the fullest extent permitted by law.

Section 9.11. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties will be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or equity.

Section 9.12. New York Law. This Agreement will be governed and construed in accordance with the laws of the State of New York applicable to contracts executed and performed within such state.

Section 9.13. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts each of which will be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 9.14. Entire Agreement. This Agreement together with the other Transaction Documents constitute the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

Section 9.15. Repurchase Option.

(a) Subject to the terms and conditions of this Section 9.15, at any time on or prior to October 24, 2005 (or, if later, five Business Days (as defined in the Indenture) following the Stockholder Meeting (as defined below)) the Company, at its option, may repurchase $3,817,342.50 aggregate principal amount (the “Optional Repurchase Note Amount”) of the Series A Notes initially represented by Note Certificate A-1 (the “Optional Repurchase Note”) for a repurchase price in cash equal to 105% of the Optional Repurchase Note Amount, plus any accrued and unpaid interest (as defined in the Indenture) on the Optional Repurchase Note Amount to, but not including, the Repurchase Date (as defined below). If the Repurchase Date is after a Regular Record Date (as defined in the Indenture) and on or prior to the corresponding Interest Payment Date (as defined in the Indenture), the Interest accrued as of the Repurchase Date which would otherwise be payable on such Interest Payment Date on the Optional Repurchase Note Amount will be paid on the Repurchase Date to the holder on the Regular Record Date.

(b) Subject to the terms and conditions of this Section 9.15, if a majority of the votes cast by the stockholders of the Company entitled to vote in the Stockholder Meeting are voted against the potential issuance of the Subject Shares (an “Adverse Shareholder Vote”) then the Company shall repurchase $3,969,012.50 aggregate principal amount (the “Mandatory Repurchase Note Amount”) of the Series A Notes initially represented by Note Certificate A-2 (the “Mandatory Repurchase Note”) for a repurchase price in cash equal to 105% of the Mandatory Repurchase Note Amount, plus any accrued and unpaid Interest on the Mandatory Repurchase Note Amount to, but not including, the Repurchase Date. If the Repurchase Date is after a Regular Record Date and on or prior to the corresponding Interest Payment Date, the Interest accrued as of the Repurchase Date on the Mandatory Repurchase Note Amount which would otherwise be payable on such Interest Payment Date will be paid on the Repurchase Date to the holder on the Regular Record Date.

(c) If the Company intends to repurchase the Optional Repurchase Note Amount pursuant to Section 9.15(a), the Company shall provide irrevocable written notice to the holder of the Optional Repurchase Note of the Company’s exercise of such optional repurchase right neither fewer than two nor more than five Business Days prior to the Repurchase Date for the Optional Repurchase Note Amount, which notice shall specify the Repurchase Date. Upon the occurrence of an Adverse Shareholder Vote, the Company will promptly provide irrevocable written notice to the holder of the Mandatory Repurchase Note of the Repurchase Date for the Mandatory Repurchase Note Amount, which notice shall specify the Repurchase Date (which shall be neither fewer than two nor more than five Business Days after the date of the Stockholder Vote). On the applicable Repurchase Date, the holder of the Optional Repurchase Note or the Mandatory Repurchase Note, as applicable, will deliver to the Company a Series A Note in the aggregate principal amount of the Optional Repurchase Note Amount or the Mandatory Repurchase Note Amount, as applicable, against payment by the Company in immediately available funds of the repurchase price specified in Section 9.15(a) or 9.15(b), as applicable.

(d) For purposes of this Section 9.15, the following terms have the following meanings:

(i) “Repurchase Date” means any day on which the Optional Repurchase Note Amount or the Mandatory Repurchase Note Amount is being repurchased pursuant to this Section 9.15, which day must be a Business Day.

(ii) “Stockholders Meeting” shall mean a meeting of the Company’s stockholders duly called to consider the approval of the issuance of the Subject Shares.

(iii) “Subject Shares” means the shares of Common Stock issuable upon conversion of the Optional Repurchase Note Amount and the Mandatory Repurchase Note Amount.

(e) The Company agrees that it will hold the Stockholders Meeting as promptly as reasonably practicable and in any event not later than three months after the date of this Agreement.

(f) For as long as the optional repurchase may be exercised pursuant to Section 9.15(a), the Purchaser agrees it will not sell, transfer or otherwise encumber or dispose of all or a portion of the Optional Repurchase Note unless (i) the transferee agrees to be bound by this Section 9.15 in a writing delivered to the Company in form and substance reasonably satisfactory to the Company or (ii) the Purchaser transfers only a portion of the Optional Repurchase Note and retains the Optional Repurchase Note Amount. Any Series A Note evidencing the Optional Repurchase Note Amount following a transfer of all or a portion of the Optional Repurchase Note will be deemed to be the “Optional Repurchase Note” for all purposes of this Section 9.15 following such transfer. For the avoidance of doubt, any transfer must also comply with Section 2.01 of the Securityholders Agreement.

(g) Until such time as the Stockholders Meeting has been held, and if (and only if) there is an Adverse Shareholder Vote, until the Company has repurchased the Mandatory Repurchase Note Amount, the Purchaser agrees it will not sell, transfer or otherwise encumber or dispose of all or a portion of the Mandatory Repurchase Note unless (i) the transferee agrees to be bound by this Section 9.15 in a writing delivered to the Company in form and substance reasonably satisfactory to the Company or (ii) the Purchaser transfers only a portion of the Mandatory Repurchase Note and retains the Mandatory Repurchase Note Amount. Any Series A Note evidencing the Mandatory Repurchase Note Amount following a transfer of all or a portion of the Mandatory Repurchase Note will be deemed to be the “Mandatory Repurchase Note” for all purposes of this Section 9.15 following such transfer. For the avoidance of doubt, any transfer must also comply with Section 2.01 of the Securityholders Agreement.

(h) Notwithstanding anything to the contrary in this Agreement or any Transaction Documents, the Warrants may not be exercised, and the Notes may not be converted until five Business Days after the Stockholders Meeting has taken place. Any exercise or conversion in contravention of this Section 9.15(h) shall be null and void ab initio.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first above written.

THE NASDAQ STOCK MARKET, INC.

By:
Name:	Adena T. Friedman
Title:	Executive Vice President
Address:	One Liberty Plaza, 50th Floor
New York, NY 10036
Telephone:
Telecopier:

[Signature pages continue on next page]

NORWAY ACQUISITION SPV, LLC

By:	NORWAY HOLDINGS SPV, LLC, as Managing Member

	By:	SILVER LAKE PARTNERS II TSA, L.P.,
its Managing Member

		By:	SILVER LAKE TECHNOLOGY ASSOCIATES II, L.L.C.,
its General Partner

			By:	/s/ Alan K. Austin
			Name:	Alan K. Austin
			Title:	Managing Director and Chief Operating Officer

AND

	By:	HELLMAN & FRIEDMAN CAPITAL PARTNERS IV, L.P., as Managing Member

		By:	H&F INVESTORS IV, LLC,
its General Partner

			By:	H&F ADMINISTRATION IV, LLC, its Administrative Manager

			By:	H&F INVESTORS III, INC.,
its Manager

			By:	/s/ Mitchell R. Cohen
			Name:	Mitchell R. Cohen
			Title:	Vice President

SCHEDULE 3.06(b)

Repurchase Obligations

In connection with the Closing under the Agreement, the Company has agreed to purchase $40 million principal amount of Series C Cumulative Preferred Stock.

SCHEDULE 3.09

Description of Changes

The Company pays a quarterly dividend on its Series C Cumulative Preferred Stock.

SCHEDULE 4.06

Sponsor Commitments

The H&F Entities

Hellman & Friedman Capital Partners IV, L.P.

H&F Executive Fund IV, L.P.

H&F International Partners IV-A, L.P.

H&F International Partners IV-B, L.P.

The SLP Entities

Silver Lake Partners II TSA, L.P.

Silver Lake Technology Investors II, L.L.C.

Silver Lake Partners TSA, L.P.

Silver Lake Investors, L.P.

Integral Capital Partners VI, L.P.

VAB Investors, LLC

EXHIBIT C

Glenn H. Hutchins

c/o Silver Lake Partners

2725 Sand Hill Road, Suite 150

Menlo Park, CA 94025

April 22, 2005

The Board of Directors

The Nasdaq Stock Market, Inc.

One Liberty Plaza, New York, NY 10006

Ladies and Gentlemen;

This letter is provided pursuant to Section 5.03 of the Securities Purchase Agreement dated as of the date hereof (the “Agreement”) between The Nasdaq Stock Market, Inc. (the “Company”) and Norway Acquisition SPV, LLC.

In the event the Notes (as defined in the Agreement) are redeemed pursuant to Section 3.04 of the Indenture, dated as of the date hereof, between the Company and Law Debenture Trust Company of New York, as Trustee, I, Glenn H. Hutchins, will resign from all positions held by me as a member of the board of directors of the Company (the “Board of Directors”), effective as of the date the Notes are so redeemed, unless otherwise requested by the Board of Directors.

Very truly yours,

By:	/s/ Glenn H. Hutchins
Name:	Glenn H. Hutchins